Exhibit 99.1
Wynn Resorts, Limited Reports Fourth Quarter and Year End 2018 Results

LAS VEGAS, January 30, 2019 — Wynn Resorts, Limited (NASDAQ: WYNN) ("the Company") today reported financial results for the fourth quarter and year ended December 31, 2018. The results reflect the Company’s adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. Certain prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606, with no impact to operating income, net income or Adjusted Property EBITDA (1).

Operating revenues were $1.69 billion in the fourth quarter of 2018, an increase of 4.0%, or $65.4 million, from $1.62 billion in the fourth quarter of 2017. Operating revenues from Wynn Palace and our Las Vegas Operations increased $84.0 million and $11.7 million, respectively, offset by a decrease of $30.3 million at Wynn Macau.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $476.6 million, or $4.41 per diluted share, for the fourth quarter of 2018, compared to $491.7 million, or $4.77 per diluted share, in the fourth quarter of 2017. During the fourth quarter of 2018, we finalized our analysis of the U.S. Tax Cuts and Jobs Act (“U.S. tax reform”), which was enacted in the fourth quarter of 2017 and further clarified by guidance issued by the Internal Revenue Service in the fourth quarter of 2018. As a result, fourth quarter 2018 results reflect a net tax benefit of $390.9 million related to U.S. tax reform, which is incremental to the $339.9 million provisional net tax benefit reflected in the fourth quarter of 2017 results.

Adjusted net income attributable to Wynn Resorts, Limited (2) was $114.0 million, or $1.06 per diluted share, in the fourth quarter of 2018, compared to $144.3 million, or $1.40 per diluted share, in the fourth quarter of 2017.

In the fourth quarter of 2018, Adjusted Property EBITDA increased 4.0%, to $499.4 million, compared to $480.2 million in the fourth quarter of 2017. Adjusted Property EBITDA from Wynn Palace and our Las Vegas Operations increased $36.5 million and $1.1 million, respectively, offset by a decrease of $18.5 million from Wynn Macau.

In the full year of 2018, operating revenues increased 10.7%, or $647.5 million, to $6.72 billion, compared to $6.07 billion in the year ended December 31, 2017. Operating revenues increased $727.3 million at Wynn Palace, partially offset by decreases of $42.4 million and $37.4 million from Wynn Macau and our Las Vegas Operations, respectively.

GAAP net income attributable to Wynn Resorts, Limited was $584.2 million, or $5.46 per diluted share in 2018, compared to $747.2 million, or $7.28 per diluted share in the year ended December 31, 2017. The decrease was primarily driven by a litigation settlement expense of $463.6 million recorded in the first quarter of 2018. Both full year 2018 and 2017 results included the aforementioned net tax benefits of $390.9 million and $339.9 million, respectively, recorded in connection with U.S. tax reform.

Adjusted net income attributable to Wynn Resorts, Limited was $699.5 million, or $6.54 per diluted share, in 2018, compared to $560.5 million, or $5.46 per diluted share, in the year ended December 31, 2017.

Full year Adjusted Property EBITDA increased 12.9%, or $233.7 million, to $2.04 billion, compared to $1.81 billion in the year ended December 31, 2017. Adjusted Property EBITDA increased $316.3 million at Wynn Palace, partially offset by decreases of $27.5 million and $55.1 million, from Wynn Macau and our Las Vegas Operations, respectively.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.75 per share, payable on February 26, 2019 to stockholders of record as of February 15, 2019.

In the fourth quarter, the Company repurchased 1,478,552 shares of its common stock for approximately $156.7 million.

Macau Operations

Wynn Palace

Operating revenues from Wynn Palace were $740.6 million for the fourth quarter of 2018, a 12.8% increase from $656.5 million for the same period of 2017. Adjusted Property EBITDA from Wynn Palace was $226.6 million for the fourth quarter of 2018, a 19.2% increase from $190.1 million for the same period of 2017.

Casino revenues from Wynn Palace were $636.9 million for the fourth quarter of 2018, a 12.3% increase from $567.0 million for the same period of 2017. Table games turnover in VIP operations was relatively flat at $16.16 billion for the fourth quarter of 2018 when compared to the same period of 2017. VIP table games win as a percentage of turnover was 3.25%, above the expected range of 2.7% to 3.0% and an increase from the 3.02% experienced in the fourth quarter of 2017. Table drop in mass market operations was $1.30 billion, a 15.6% increase from $1.12 billion for the fourth quarter of 2017. Table games win in mass market operations was $307.4 million, a 16.2% increase from $264.5 million for the fourth quarter of 2017. Table games win percentage in mass market operations increased slightly to 23.6%, compared with the table games win percentage of 23.5% experienced in the fourth quarter of 2017. Slot machine handle was $1.01 billion, a 9.9% increase from $920.6 million for the fourth quarter of 2017. Slot machine win increased 4.6% to $57.6 million for the fourth quarter of 2018, compared to $55.0 million for the fourth quarter of 2017.

Non-casino revenues from Wynn Palace were $103.6 million for the fourth quarter of 2018, a 15.7% increase from $89.6 million for the same period of 2017. Room revenues were $44.6 million for the fourth quarter of 2018, a 27.4% increase from $35.0 million for the same period of 2017. Average daily rate ("ADR") was $277, a 28.8% increase from $215 for the fourth quarter of 2017. Occupancy increased to 97.2% for the fourth quarter of 2018, from 96.8% for the same period of 2017. Revenue per available room ("REVPAR") was $269, a 28.7% increase from $209 for the fourth quarter of 2017.

Wynn Macau

Operating revenues from Wynn Macau were $553.4 million for the fourth quarter of 2018, a 5.2% decrease from $583.7 million for the same period of 2017. Adjusted Property EBITDA from Wynn Macau was $167.6 million, a 9.9% decrease from $186.0 million for the same period of 2017.

Casino revenues from Wynn Macau were $479.0 million for the fourth quarter of 2018, a 5.9% decrease from $508.9 million for the same period of 2017. Table games turnover in VIP operations was $12.78 billion, an 18.2% decrease from $15.62 billion for the same period of 2017. VIP table games win as a percentage of turnover was 2.86%, within the expected range of 2.7% to 3.0% and below the 2.89% experienced in the fourth quarter of 2017. Table drop in mass market operations was relatively flat at $1.26 billion for the fourth quarter of 2018 when compared to the same period of 2017. Table games win in mass market operations was $255.7 million, an 11.2% increase from $230.1 million for the fourth quarter of 2017. Table games win percentage in mass market operations increased to 20.3%, compared with the table games win percentage of 18.4% experienced for the fourth quarter of 2017. Slot machine handle was $878.4 million, a 6.3% decrease from $937.6 million for the fourth quarter of 2017. Slot machine win increased 8.8% to $44.4 million for the fourth quarter of 2018, compared to $40.8 million for the fourth quarter of 2017.

Non-casino revenues from Wynn Macau were relatively flat at $74.4 million for the fourth quarter of 2018 when compared to the same period of 2017. Room revenues were $29.9 million for the fourth quarter of 2018, a 17.8% increase from $25.4 million for the same period of 2017. ADR was $294, a 16.2% increase from $253 for the fourth quarter of 2017. Occupancy was relatively flat at 99.3% for the fourth quarter of 2018 when compared to the same period of 2017. REVPAR was $292, a 16.3% increase from $251 for the fourth quarter of 2017. Entertainment, retail and other revenues decreased 20.5%, to $23.3 million for the fourth quarter of 2018, compared to $29.3 million for the same period of 2017.

Las Vegas Operations

Operating revenues from our Las Vegas Operations were $393.6 million for the fourth quarter of 2018, a 3.1% increase from $382.0 million for the same period of 2017. Adjusted Property EBITDA from our Las Vegas Operations was $105.2 million, a 1.1% increase from $104.1 million for the same period of 2017.

Casino revenues from our Las Vegas Operations were $104.8 million for the fourth quarter of 2018, a 3.5% increase from $101.2 million for the same period of 2017. Table drop was $508.5 million, an 18.0% increase from $430.8 million for the fourth quarter of 2017. Table games win increased 12.4% to $113.9 million for the fourth quarter of 2018, compared to $101.3 million for the same period of 2017. Table games win percentage was 22.4%, within the expected range of 22% to 26% and a decrease from the tables games win percentage of 23.5% experienced in the fourth quarter of 2017. Slot machine handle was $904.4 million, an 8.5% increase from $833.2 million for the fourth quarter of 2017. Slot machine win increased 3.3% to $58.4 million for the fourth quarter of 2018, compared to $56.6 million for the fourth quarter of 2017.

Non-casino revenues from our Las Vegas Operations were $288.8 million for the fourth quarter of 2018, a 2.9% increase from $280.7 million for the same period of 2017. Room revenues were $117.9 million for the fourth quarter of 2018, a 10.8% increase from $106.4 million for the same period of 2017. ADR was $315, a 4.7% increase from $301 for the fourth quarter of 2017. Occupancy increased to 88.6% for the fourth quarter of 2018, from 82.1% for the same period of 2017. REVPAR was $279, a 13.0% increase from $247 for the fourth quarter of 2017. Food and beverage revenues increased 5.8%, to $121.9 million for the fourth quarter of 2018, compared to $115.2 million for the same period of 2017. Entertainment, retail and other revenues decreased 16.9%, to $49.1 million for the fourth quarter of 2018, compared to $59.1 million for the same period of 2017.

Encore Boston Harbor Project in Massachusetts

The Company is currently constructing Encore Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.6 billion. As of December 31, 2018, we have incurred $2.03 billion in total project costs. We expect to open Encore Boston Harbor in mid-2019.

Balance Sheet

Our cash and cash equivalents and restricted cash as of December 31, 2018 totaled $2.22 billion.

Total current and long-term debt outstanding at December 31, 2018 was $9.42 billion, comprised of $4.23 billion of Macau related debt, $3.10 billion of Wynn Las Vegas debt, $984 million of Wynn America debt, $495 million of Wynn Resorts debt, and $611 million of debt held by the retail joint venture which we consolidate.

As previously disclosed, in December 2018 we amended the Wynn Resorts (Macau) S.A. senior secured credit facilities, which consist of an approximately $2.3 billion equivalent senior secured term loan facility and an approximately $750 million equivalent senior secured revolving credit facility. The amendment extended the final maturity dates of the term loan and the revolving facility to June 2022.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Las Vegas, LLC, on January 30, 2019 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On February 28, 2019, the Company will make Wynn Las Vegas, LLC financial information for the year ended December 31, 2018 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, extensive regulation of our business, pending or future claims and legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted Property EBITDA” is net income before interest, income taxes, depreciation and amortization, litigation settlement expense, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, (loss) gain on extinguishment of debt, change in derivatives fair value, change in Redemption Note fair value and other non-operating income and expenses. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted net income attributable to Wynn Resorts, Limited” is net income attributable to Wynn Resorts, Limited before litigation settlement expense, pre-opening expenses, property charges and other, change in derivatives fair value, change in Redemption Note fair value, (loss) gain on extinguishment of debt, foreign currency remeasurement loss, the impact from the enactment of U.S. tax reform, net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to net income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to Adjusted Property EBITDA, and (iii) net income attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Operating revenues:		(as adjusted)		(as adjusted)
Casino	$1,220,795	$1,177,158	$4,784,990	$4,244,303
Rooms	192,395	166,822	751,800	670,957
Food and beverage	173,165	163,237	754,128	732,115
Entertainment, retail and other	101,231	114,947	426,742	422,785
Total operating revenues	1,687,586	1,622,164	6,717,660	6,070,160
Operating expenses:
Casino	782,141	761,213	3,036,907	2,718,120
Rooms	64,712	60,650	254,549	244,828
Food and beverage	143,441	129,382	611,706	567,690
Entertainment, retail and other	44,466	53,559	183,113	196,547
General and administrative	204,122	182,850	749,665	685,485
Litigation settlement	—	—	463,557	—
Provision (benefit) for doubtful accounts	3,941	(2,118)	6,527	(6,711)
Pre-opening	18,235	7,247	53,490	26,692
Depreciation and amortization	138,911	136,880	550,596	552,368
Property charges and other	29,584	(8,918)	60,256	29,576
Total operating expenses	1,429,553	1,320,745	5,970,366	5,014,595
Operating income	258,033	301,419	747,294	1,055,565
Other income (expense):
Interest income	8,837	9,195	29,866	31,193
Interest expense, net of amounts capitalized	(100,717)	(96,789)	(381,849)	(388,664)
Change in derivatives fair value	(4,466)	—	(4,520)	(1,056)
Change in Redemption Note fair value	—	10,282	(69,331)	(59,700)
(Loss) gain on extinguishment of debt	(2,027)	(12,299)	104	(55,360)
Other	(5,113)	(1,869)	(4,074)	(21,709)
Other income (expense), net	(103,486)	(91,480)	(429,804)	(495,296)
Income before income taxes	154,547	209,939	317,490	560,269
Benefit for income taxes	372,713	334,025	497,344	328,985
Net income	527,260	543,964	814,834	889,254
Less: net income attributable to noncontrolling interests	(50,644)	(52,282)	(230,654)	(142,073)
Net income attributable to Wynn Resorts, Limited	$476,616	$491,682	$584,180	$747,181
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$4.43	$4.80	$5.48	$7.32
Diluted	$4.41	$4.77	$5.46	$7.28
Weighted average common shares outstanding:
Basic	107,619	102,402	106,529	102,071
Diluted	107,974	103,065	107,032	102,598
Dividends declared per common share:	$0.75	$0.50	$2.75	$2.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income attributable to Wynn Resorts, Limited	$476,616	$491,682	$584,180	$747,181
Litigation settlement expense	—	—	463,557	—
Pre-opening expenses	18,235	7,247	53,490	26,692
Property charges and other	29,584	(8,918)	60,256	29,576
Change in derivatives fair value	4,466	—	4,520	1,056
Change in Redemption Note fair value	—	(10,282)	69,331	59,700
Loss (gain) on extinguishment of debt	2,027	12,299	(104)	55,360
Foreign currency remeasurement loss	5,113	1,869	4,074	21,709
Income tax impact on adjustments	(23,599)	(8,158)	(137,975)	(19,911)
Impact of U.S. tax reform	(390,902)	(339,921)	(390,902)	(339,921)
Noncontrolling interests impact on adjustments	(7,568)	(1,489)	(10,961)	(20,972)
Adjusted net income attributable to Wynn Resorts, Limited	$113,972	$144,329	$699,466	$560,470
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.06	$1.40	$6.54	$5.46

Weighted average common shares outstanding - diluted	107,974	103,065	107,032	102,598

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$129,228	$—	$66,037	$708	$27,977	$1,639	$996	$226,585
Wynn Macau	114,310	—	21,699	7,020	20,993	1,822	1,716	167,560
Other Macau	(3,117)	—	1,114	11	—	1,821	171	—
Total Macau Operations	240,421	—	88,850	7,739	48,970	5,282	2,883	394,145
Las Vegas Operations	24,159	452	46,795	10,054	18,644	4,282	836	105,222
Corporate and Other	(6,547)	17,783	3,266	11,791	(67,614)	36,814	4,507	—
Total	$258,033	$18,235	$138,911	$29,584	$—	$46,378	$8,226	$499,367

	Three Months Ended December 31, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$101,443	$—	$64,475	$(7,590)	$27,014	$3,213	$1,541	$190,096
Wynn Macau	133,923	—	23,249	(1,244)	24,042	3,499	2,560	186,029
Other Macau	(2,686)	—	1,107	16	—	1,395	168	—
Total Macau Operations	232,680	—	88,831	(8,818)	51,056	8,107	4,269	376,125
Las Vegas Operations	37,338	(522)	45,318	(5,059)	17,352	8,995	679	104,101
Corporate and Other	31,401	7,769	2,731	4,959	(68,408)	11,815	9,733	—
Total	$301,419	$7,247	$136,880	$(8,918)	$—	$28,917	$14,681	$480,226

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited) (continued)

	Twelve Months Ended December 31, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$459,336	$—	$259,898	$9,830	$103,765	$6,732	$4,341	$843,902
Wynn Macau	532,377	—	87,293	11,574	87,135	7,717	7,142	733,238
Other Macau	(13,410)	—	4,429	82	—	8,189	710	—
Total Macau Operations	978,303	—	351,620	21,486	190,900	22,638	12,193	1,577,140
Las Vegas Operations	170,007	460	186,758	14,886	77,537	14,134	3,491	467,273
Corporate and Other (1)	(401,016)	53,030	12,218	23,884	(268,437)	559,514	20,807	—
Total	$747,294	$53,490	$550,596	$60,256	$—	$596,286	$36,491	$2,044,413

	Twelve Months Ended December 31, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$157,886	$—	$258,224	$12,663	$83,534	$9,957	$5,319	$527,583
Wynn Macau	540,341	—	97,292	6,688	96,769	11,085	8,577	760,752
Other Macau	(15,201)	—	4,483	179	—	9,875	664	—
Total Macau Operations	683,026	—	359,999	19,530	180,303	30,917	14,560	1,288,335
Las Vegas Operations	242,457	226	181,879	4,598	64,598	26,578	2,061	522,397
Corporate and Other	130,082	26,466	10,490	5,448	(244,901)	45,065	27,350	—
Total	$1,055,565	$26,692	$552,368	$29,576	$—	$102,560	$43,971	$1,810,732

(1) Corporate expenses and other includes litigation settlement expense of $463.6 million.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income attributable to Wynn Resorts, Limited	$476,616	$491,682	$584,180	$747,181
Net income attributable to noncontrolling interests	50,644	52,282	230,654	142,073
Litigation settlement expense	—	—	463,557	—
Pre-opening expenses	18,235	7,247	53,490	26,692
Depreciation and amortization	138,911	136,880	550,596	552,368
Property charges and other	29,584	(8,918)	60,256	29,576
Corporate expenses and other	46,378	28,917	132,729	102,560
Stock-based compensation	8,226	14,681	36,491	43,971
Interest income	(8,837)	(9,195)	(29,866)	(31,193)
Interest expense, net of amounts capitalized	100,717	96,789	381,849	388,664
Change in derivatives fair value	4,466	—	4,520	1,056
Change in Redemption Note fair value	—	(10,282)	69,331	59,700
Loss (gain) on extinguishment of debt	2,027	12,299	(104)	55,360
Other	5,113	1,869	4,074	21,709
Benefit for income taxes	(372,713)	(334,025)	(497,344)	(328,985)
Adjusted Property EBITDA	$499,367	$480,226	$2,044,413	$1,810,732

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Macau Operations:		(as adjusted)		(as adjusted)
Wynn Palace:
VIP:
Average number of table games	114	112	114	104
VIP turnover	$16,156,992	$16,232,654	$61,097,527	$52,573,258
VIP table games win (1)	$525,898	$489,643	$1,874,189	$1,486,674
VIP table games win as a % of turnover	3.25%	3.02%	3.07%	2.83%
Table games win per unit per day	$50,057	$47,395	$45,006	$39,325
Mass market:
Average number of table games	208	197	209	202
Table drop (2)	$1,300,388	$1,124,702	$4,926,347	$3,490,363
Table games win (1)	$307,368	$264,492	$1,206,244	$795,159
Table games win %	23.6%	23.5%	24.5%	22.8%
Table games win per unit per day	$16,084	$14,623	$15,834	$10,759
Average number of slot machines	1,074	983	1,065	1,026
Slot machine handle	$1,011,482	$920,641	$3,933,064	$3,053,614
Slot machine win (3)	$57,575	$55,042	$203,568	$165,754
Slot machine win per unit per day	$583	$609	$524	$443
Room statistics:
Occupancy	97.2%	96.8%	96.5%	96.2%
ADR (4)	$277	$215	$265	$199
REVPAR (5)	$269	$209	$255	$191
Wynn Macau:
VIP:
Average number of table games	111	102	111	96
VIP turnover	$12,776,758	$15,622,932	$57,759,607	$58,303,836
VIP table games win (1)	$364,783	$451,486	$1,588,002	$1,907,625
VIP table games win as a % of turnover	2.86%	2.89%	2.75%	3.27%
Table games win per unit per day	$35,851	$48,267	$39,113	$54,726
Mass market:
Average number of table games	205	202	203	204
Table drop (2)	$1,258,696	$1,250,994	$5,058,332	$4,525,727
Table games win (1)	$255,736	$230,053	$1,014,484	$880,964
Table games win %	20.3%	18.4%	20.1%	19.5%
Table games win per unit per day	$13,554	$12,370	$13,698	$11,820
Average number of slot machines	805	934	877	914
Slot machine handle	$878,393	$937,622	$3,740,096	$3,526,747
Slot machine win (3)	$44,424	$40,818	$161,384	$154,425
Slot machine win per unit per day	$600	$475	$504	$463
Room statistics:
Occupancy	99.3%	99.4%	99.2%	97.5%
ADR (4)	$294	$253	$283	$243
REVPAR (5)	$292	$251	$281	$237

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited) (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Las Vegas Operations:		(as adjusted)		(as adjusted)
Average number of table games	236	235	237	236
Table drop (2)	$508,472	$430,821	$1,852,816	$1,804,988
Table games win (1)	$113,892	$101,290	$456,021	$465,664
Table games win %	22.4%	23.5%	24.6%	25.8%
Table games win per unit per day	$5,237	$4,692	$5,282	$5,415
Average number of slot machines	1,815	1,834	1,822	1,856
Slot machine handle	$904,385	$833,207	$3,237,085	$3,183,369
Slot machine win (3)	$58,407	$56,557	$213,025	$218,897
Slot machine win per unit per day	$350	$335	$320	$323
Room statistics:
Occupancy	88.6%	82.1%	87.5%	86.9%
ADR (4)	$315	$301	$314	$303
REVPAR (5)	$279	$247	$274	$264

(1) Table games win is shown before discounts, commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms occupied. The prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms available. The prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606.
SOURCE:
Wynn Resorts, Limited
CONTACT:
Robert Amerine
702-770-7555
investorrelations@wynnresorts.com